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[MBf USA, INC. LETTERHEAD]

                                                                 Exhibit - 7(b)



                            FOR IMMEDIATE RELEASE
                            ---------------------

                           MBf USA WELCOMES WEMBLEY
                       AND ANNOUNCES PERSONNEL CHANGES
                       -------------------------------

Itasca, Illinois -- April 8, 1998 -- MBf USA, Inc. (The Nasdaq SmallCap Stock Market Symbol MBFA) (the "Company") and its subsidiary, American Health Products Corporation ("AHPC"), today announced the replacement of Loi Heng Sewn and Stephen Tan as Chairman & CEO and CFO respectively, with Richard Wong, as Chairman of the Board and Chief Executive Officer, and Lew Kwong Ann as Chief Financial Officer of the Company.

Mr. Wong is also the President and CEO of Wembley Rubber Products (M) Sdn. Bhd. ("Wembley"), Malaysia, and Mr. Lew is CFO of Wembley. Wembley is among the largest Malaysian powder-free glove manufacturers and principal supplier of powder-free latex gloves to the Company.

Changes to the Board include the resignation of Loy Teik Hok, and the appointments of Yg. Bhg. Datuk Kamaruddin Bin Taib as a Class A Director, and the appointment of Loi Heng Sewn as a Class B Director.

The above personnel changes are in accordance with Wembley's desire to work closely with the Company and expand the Company's glove business.

Edward J. Marteka will remain President of both MBf USA and AHPC. Mr. Marteka will also remain as a Class A Director, as will George Jeff Mennen. Don Arnwine and Robert Simmons will remain as Class B Directors.

Mr. Marteka reported that, "These appointments reflect the change in majority stock ownership from MBf International, Ltd., to Wembley Rubber Products. It also reinforces and supports MBf USA's quest for stronger market position. We believe that Wembley provides the Company with an abundant supply of an enlarged range of glove products."


                                  (continued)









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MBf USA, Inc., New Release
April 1, 1998

This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

MBf USA, Inc. and its subsidiaries market Glovetex brand and OEM medical examination gloves in the United States.


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CONTACT:                           or-   MBf USA's INVESTOR RELATIONS COUNSEL
MBf USA, Inc.                            The Equity Group Inc.
Edward J. Marteka, President             Marie Driscoll  (212) 836-9605
Lew Kwong Ann, Chief Financial Officer   Linda Latman    (212) 836-9609
Robert Carter, Controller
T: (630) 285-9191
F: (630) 285-9289